Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 3, 2004, accompanying the consolidated financial statements and schedules included in the Annual Report of Energy Conversion Devices, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2004 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears in the caption "Experts".


/s/ Grant Thornton LLP
Southfield, Michigan
February 23, 2005